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                         SIGNATURE HORIZONS GROUP, INC.

                                     CODE OF

                           BUSINESS CONDUCT AND ETHICS

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I.       INTRODUCTION

         This Code of Business Conduct and Ethics summarizes the principles of conduct that Signature Horizons Group, Inc. and Signature Horizons, Inc. (collectively Signature"), follow to ensure that business is conducted with integrity and in compliance with the law. Every employee, officer and director is expected to know and follow the policies outlined in this Code of Business Conduct and Ethics. Any employee or officer who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

         Every employee, officer and director has the responsibility to obey the law and act ethically. To that end, this Code of Business Conduct and Ethics is a guide that is intended to sensitize employees, officers and directors to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that an employee, officer or director may confront, nor is it a summary of all laws and policies that apply to Signature's business. Ultimately, no code of business conduct and ethics can replace the thoughtful behavior of an ethical employee, officer or director. No one at Signature has the authority to make exceptions to these policies, other than our Board of Directors or a committee of our Board of Directors.

II.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Employees, officers and directors must comply fully with all applicable laws, rules and regulations that govern Signature's business conduct, including, without limitation, securities laws, antitrust laws, employee health and safety laws, environmental laws and insider trading laws.

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         No employee, officer or director is authorized to sign a contract or agreement that purports to bind the Company. All contracts and agreements shall be reviewed and approved by legal.

III.     PROHIBITION AGAINST INSIDER TRADING

         In general, employees, officers and directors who have access to, or knowledge of, material nonpublic information from or about Signature are prohibited from buying, selling or otherwise trading in Signature's stock or other securities. "Material nonpublic" information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

         Such insiders also are prohibited from giving "tips" on material nonpublic information, that is, directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in Signature's stock or other securities. Furthermore, if, during the course of your service with Signature, you acquire material nonpublic information about another company, such as one of our clients or suppliers, or you learn that Signature is planning a major transaction with another company (such as an acquisition), you are restricted from trading in the securities of the other company.

         Such "insider trading" is both unethical and illegal, with U.S. criminal penalties of up to $5 million and a jail term of up to 20 years and civil penalties of up to three times the illegal profit gained or loss avoided.

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IV.      CONFLICTS OF INTEREST

         Business decisions must be made in the best interest of Signature, not motivated by personal interest or gain. Therefore, as a matter of policy, all employees, officers and directors must avoid any actual or perceived conflict of interest.

         A "conflict of interests" occurs when an individual's personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of Signature. A conflict of interest situation can arise when an employee, officer or director takes actions or has interest (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, regardless of whether such benefits are received from the Company or a third party. Loans, to, or guarantees of obligations of, employees, officers and directors and their respective family members are of special concern.

         It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, employees, officers and directors must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to legal or compliance.

V.       CORPORATE OPPORTUNITIES

         Employees, officers and directors are prohibited from: (a) taking for them-selves individually opportunities that properly belong to Signature or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with Signature. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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VI.      CONFIDENTIALITY

         Employees, officers and directors must maintain the confidentiality of all information entrusted to them by the Company, our clients or suppliers, or others with whom we may conduct business, except when disclosure of such information is specifically authorized or required as a matter of law.

         Confidential information includes any information that has not been made available to the public that provides insight into our current or anticipated business activities. It also includes important nonpublic information with firms with which we have dealings, including customers and suppliers. You should not share confidential information with friends, relatives or other non-employees, or discuss confidential matters in public places, such as elevators, public transportation (including airplanes) or restaurants.

         The Company's policy is to cooperate with every reasonable request of government investigators for information. At the same time, Signature is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview with you or requests access to data or documents for the purposes of an investigation, you should refer the representative to legal or compliance. You also should preserve all materials, including documents and e-mails, that might relate to any pending or reasonably possible investigation.

VII.     FAIR DEALING

         Each employee, officer and director must endeavor to deal fairly and in good faith with Signature's customers, suppliers, competitors, and employees. No employee, officer or director shall take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of material facts or any other unfair dealing practices.

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         The Company's policy is to select, place and work with all our employees and officers without discrimination based on race, color, national origin, gender, age, religion, disability, veteran's status, or actual or perceived sexual orientation.

         Further, it is the responsibility of each of us to help the Company provide a work atmosphere free of harassing, abusive, disrespectful, disorderly, disruptive or other nonprofessional conduct.

VIII.    PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees, officers and directors must protect Signature's assets and ensure their efficient use. Such assets include, without limitation, intellectual property, such as the Company name, logos, trademarks, confidential information, ideas, plans and strategies. Theft, carelessness and waste have a direct impact on the Company's profitability. All company assets should be used only for legitimate purposes. Any misuse or infringement of the Company's assets should be reported to legal or compliance.

IX.      PUBLIC COMPANY REPORTING

         As a result of our status as a public company in the United States, Signature is required to file periodic and other reports with the U.S. Securities and Exchange Commission. Signature takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Company.

X.       ACKNOWLEDGMENT

         Employees, officers and directors are accountable for knowing and abiding by these policies. The Company requires executive officers, directors and certain employees to sign an acknowledgment confirming that they have received and read this Code of Business Conduct and Ethics, understand it and are complying with it.